Exhibit No. 99.1

	FOR:	Christopher & Banks Corporation

	APPROVED BY:	Andrew Moller
Executive Vice President and Chief
Financial Officer
(763) 551-5000

	CONTACT:	Investor Relations:
Melissa Myron/Rachel Albert
Financial Dynamics
FOR IMMEDIATE RELEASE		(212) 850-5600

CHRISTOPHER & BANKS CORPORATION ANNOUNCES RESIGNATION

OF CHAIRMAN AND CHIEF EXECUTIVE OFFICER

~ Announces Management Promotions ~

Minneapolis, MN, December 12, 2005 – Christopher & Banks Corporation (NYSE: CBK) announced today the resignation of Bill Prange as Chairman and Chief Executive Officer. Mr. Prange also resigned from the Board of Directors of the Company.  While Mr. Prange’s resignation is effective immediately he has agreed to remain available to work with the Company in an advisory capacity.

Mr. Prange commented, “I regret that my health no longer allows me to make the substantial commitments of time and travel that I feel are needed for me to continue as CEO of the Company.  Fortunately, the Company and the Board began preparing for management succession some time ago. I am confident the management team now in place will lead Christopher & Banks to continued success.”

Larry Barenbaum, a director of the Company since 1992 and currently the Company’s Lead Director will become Chairman of the Board.

In addition, the Company’s Board of Directors has named Joseph Pennington as Chief Executive Officer. Mr. Pennington has been President of the Company since 1999, and first joined the Company in 1997. Previously he had served as President and Chief Executive Officer of American Specialty Stores, a privately held women’s apparel chain doing business as The id Stores.

Matthew Dillon, has been promoted to President and Chief Merchandising Officer.  In addition to merchandising responsibilities for all three of the Company’s brands, Mr. Dillon will also be responsible for the Company’s marketing efforts as well as the implementation of the Company’s merchandise vision throughout the store organizations.  Prior to joining Christopher & Banks in May 2005, Mr. Dillon served in a number of senior merchandising and marketing roles with Coldwater Creek, Inc., The Mark Group, Bear Creek Corporation and Spiegel.

Joe Pennington, newly appointed Chief Executive Officer commented, “Matt is an outstanding merchant who has quickly gained respect throughout the organization. His merchandising talent combined with his vision and leadership will be a tremendous asset as we continue to build our brands.”

Monica Dahl, who joined the Company as Vice president of Business Development in May 2004 was named Executive Vice President and Chief Operating Officer . Currently responsible for Human Resources, Information Systems and various aspects of the Acorn division’s operations, Monica will add the management of other operational areas to her responsibilities. Before joining Christopher & Banks, Ms. Dahl held senior positions in several areas including sourcing, merchandising and planning with Wilson’s The Leather Experts, Inc.

Mr. Pennington commented, “Monica brings an enthusiastic presence to our senior management team.  Her well rounded retail background will be instrumental in orchestrating operational improvements to our organization.”

Andrew Moller has been promoted to Executive Vice President and Chief Financial Officer.  In addition to his existing responsibilities, Mr.  Moller will now oversee the Company’s Supply Chain Management.  Mr. Moller has been a Vice President and CFO of the Company since 1998, having previously been the Company’s Controller and Assistant Controller.

Mr. Pennington commented, “Since joining the Company in 1992, Andy has been an invaluable resource. He is a talented manager with the ability to take on additional responsibilities.”

Christopher & Banks Corporation is a Minneapolis-based specialty retailer of women’s clothing.  The Company currently operates 707 women’s specialty stores in 45 states under the names: Christopher & Banks, C.J. Banks and Acorn.  The Company currently has 504 Christopher & Banks stores, 179 C.J. Banks stores and 24 Acorn stores.

This release contains forward-looking statements regarding future performance of the Company.  The achievement of such results is subject to certain risks and uncertainties, including changes in economic, market and weather conditions, the effect of consumer tastes and spending habits, the realization of expected economies gained through the use of private label and direct import merchandise, management of growth and other factors outside the Company’s control, including factors discussed from time to time in the Company’s filings with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s analysis only as of the date hereof.  The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

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